Exhibit 10.1

CORE MOLDING TECHNOLOGIES, INC.
CASH PROFIT SHARING PLAN

Core Molding has a cash profit sharing plan for its management, salaried and non-represented employees which is calculated as follows:

The Company’s Board of Directors establishes thresholds for Earnings Before Taxes (“EBT”) for each fiscal year ended December 31.

A profit sharing pool will be created based upon percentages of EBT for each fiscal year ended December 31, above the thresholds which will be shared with the permanent salaried employees and non-represented employees in the form of profit sharing.

A total profit sharing pool is limited to a maximum percentage of EBT as established by the Board of Directors.

The profit sharing pool is split into three groups, an “executive” group, a “salary” group and a “non-represented” group. The executive group consists of the Chief Executive Officer, the Chief Financial Officer, the Vice President of Sales and Marketing, and the Vice President of Operations – Columbus.

The executive group shares in 25% of the pool while the remaining salary group shares in 60% of the pool. The non-represented group shares in 15% of the pool.

Employees must have been employed as of December 31 of each year to be eligible to participate. There is no pro-rating for terminated employees.

The Board of Directors reserves the right to change the plan as deemed necessary.